Exhibit 99.2

Community Health Systems, Inc. Announces Early Tender Offer and Consent Solicitation Results For 8 7/8% Senior Notes Due 2015

FRANKLIN, Tenn.—July 18, 2012—Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced the early tender results of the previously announced cash tender offer by its wholly-owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), for any and all of the Issuer’s approximately $934 million aggregate principal amount of 8 7/8% Senior Notes due 2015 (CUSIP Nos. 12543DAD2/12543DAF7) (the “Notes”), as of 5:00 p.m., New York City time, July 17, 2012 (the “Consent Expiration” or “Withdrawal Time”), as well as the results of the previously announced consent solicitation with respect to the Notes, which expired at the Consent Expiration.

As of the previously announced Consent Expiration, $639,705,000 aggregate principal amount, or approximately 68.5 percent, of the outstanding Notes have been validly tendered and not withdrawn, and the holders thereof have consented to the proposed amendments to the indenture governing the Notes (the “Indenture”) set forth in an Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”), that was sent to holders of the Notes. Having received the requisite consents from the holders of Notes in connection with the consent solicitation, the Company intends to execute a supplemental indenture (the “Supplemental Indenture”) with respect to the Indenture, which will eliminate most of the restrictive covenants, certain events of default applicable to the Notes and certain other provisions in the Indenture. The amendments contemplated by the Supplemental Indenture will not become operative until a majority in aggregate principal amount of the Notes has been purchased by the Company pursuant to the terms of the tender offer, which is expected to occur today.

The following table sets forth the outstanding principal amount of Notes, the principal amount that had been tendered and not withdrawn as of the Withdrawal Time and the principal amount accepted for purchase:

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Aggregate Principal Amount Tendered and Not Withdrawn	Aggregate Principal Amount Accepted for Purchase
8 7/8% Senior Notes due 2015	12543DAD2/ 12543DAF7	$934,331,000	$639,705,000	$639,705,000

Holders who validly tendered (and did not subsequently withdraw) their Notes prior to the Consent Expiration will receive “Total Consideration” of $1,026.00 per $1,000 principal amount of the Notes, which includes a consent payment of $20.00 per $1,000 principal amount of the Notes. Holders will also receive accrued and unpaid interest from the last interest payment on the applicable Notes up to, but not including, the payment date for such Notes accepted for purchase.

The Company’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offer which are tendered after the Consent Expiration is subject to satisfaction or waiver of certain conditions that are set forth in the Offer to Purchase. Holders who validly tender (and do not validly withdraw) their Notes after the Consent Expiration and prior to the expiration of the tender offer will be entitled to receive consideration equal to $1,006.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Expiration will not receive a consent payment. The tender offer will expire at 5:00 p.m., New York City time, on August 1, 2012, unless extended or earlier terminated by the Company in its sole discretion.

The Issuer has retained Credit Suisse Securities (USA) LLC to act as Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation. Questions about the terms of the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 538-2147 (collect). Copies of the tender offer documents and other related documents may be obtained from D.F. King & Co., Inc., the Tender and Information Agent for the tender offer, at (800) 290-6427 (toll-free).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer and consent solicitation are being made only by and pursuant to the terms of the Offer to Purchase and the related Consent and Letter of Transmittal. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the tender offer and consent solicitation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents. None of the Company, the Issuer, the Dealer Manager and Solicitation Agent or the Tender and Information Agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer or provide the related consents, and no one has been authorized to make such a recommendation.

The Issuer expressly reserves the right, subject to applicable law, to terminate the tender offer and consent solicitation. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the Notes.

About Community Health Systems, Inc.

Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 135 hospitals in 29 states with an aggregate of approximately 20,000 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary, Quorum Health Resources, LLC, the Company provides management and consulting services to non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”

Forward-Looking Statements

Statements contained in this press release regarding the proposed transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Community Health Systems, Inc.

Community Health Systems, Inc.

W. Larry Cash, 615-465-7000

Executive Vice President

and Chief Financial Officer

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